AMENDED AND RESTATED

INVESTMENT ADVISORY AGREEMENT

AMENDED and RESTATED AGREEMENT made this 10th day of March, 2016, between Advisers Investment Trust (the “Trust”), an Ohio business trust having its principal place of business at 325 John H. McConnell Boulevard, Suite 150, Columbus, Ohio 43215, and Independent Franchise Partners, LLP, (the “Investment Adviser”), an investment adviser having its principal place of business at Level 1, 10 Portman Square, London W1H 6AZ, United Kingdom.

WHEREAS, the Trust is registered as an open-end, management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Investment Adviser is authorized and regulated by the Financial Services Authority in the United Kingdom and is an investment adviser registered with the Securities and Exchange Commission (the “Commission”) under the Investment Advisers Act of 1940, as amended; and

WHEREAS, the Trust desires to retain the Investment Adviser to furnish investment advisory and administrative services to certain investment portfolios of the Trust and may retain the Investment Adviser to serve in such capacity with respect to certain additional investment portfolios of the Trust, all as now or hereafter may be identified in Schedule A hereto as such Schedule may be amended from time to time (each investment portfolio is individually referred to herein as a “Fund” and collectively as the “Funds”) and the Investment Adviser represents that it is willing and possesses legal authority to so furnish such services without violation of applicable laws and regulations;

WHEREAS, Investment Adviser and the Trust had executed separate amendments to the original Investment Advisory Agreement dated July 21, 2011 from time to time (“Previous Amendments”); and

WHEREAS, for administrative efficiency and without materially altering the substance of any of the Previous Amendments, the Board of Trustees of the Trust now desires to combine, amend and restate in their entirety all the Previous Amendments into this Amended and Restated Investment Management Agreement (this “Agreement”); and

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

1.

Appointment. The Trust hereby appoints the Investment Adviser to act as investment adviser to the Fund(s) for the period and on the terms set forth in this Agreement. The Investment Adviser accepts such appointment and agrees to furnish the services herein set forth for the compensation herein provided. Additional investment portfolios may from time to time be added to those covered by this Agreement by the parties executing

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a new Schedule A, which shall become effective upon its execution and shall supersede any Schedule A having an earlier date.

2.	Delivery of Documents by the Trust. The Trust has furnished the Investment Adviser with copies, properly certified or authenticated, of each of the following:

(a)	the Trust’s Declaration of Trust, filed with the Secretary of State of Ohio on March 1, 2011, and any and all amendments thereto or restatements thereof (such Declaration, as presently in effect and as it shall from time to time be amended or restated, is herein called the “Declaration of Trust”);

(b)	the Trust’s By-Laws and any amendments thereto;

(c)	resolutions of the Trust’s Board of Trustees authorizing the appointment of the Investment Adviser and approving this Agreement;

(d)	the Trust’s Notification of Registration on Form N-8A under the 1940 Act, as filed with the Commission, and all amendments thereto;

(e)	the Trust’s Registration Statement on Form N-1A under the Securities Act of 1933, as amended (the “1933 Act”), and under the 1940 Act as filed with the Commission and all amendments thereto; and

(f)	the most recent Prospectus, Summary Prospectus and Statement of Additional Information of each of the Funds (such Prospectus, Summary Prospectus and Statement of Additional Information, as presently in effect, and all amendments and supplements thereto, are herein collectively referred to as the “Prospectus”).

The Trust will furnish the Investment Adviser from time to time with copies of all amendments of or supplements to the foregoing.

3.	Delivery of Documents by the Investment Adviser. The Investment Adviser has furnished the Trust with true and accurate copies of each of the following:

(a) Order Execution Policy

(b) Proxy Policy

The Investment Adviser will furnish the Trust from time to time with copies of all amendments of or supplements to the foregoing.

4.

Management. Subject to the supervision of the Trust’s Board of Trustees, the Investment Adviser will provide a continuous investment program for the Fund(s), including investment research and management with respect to all securities and investments and cash equivalents in the Fund(s). The Investment Adviser will determine from time to time what securities and other investments will be purchased, retained or sold by the Trust with respect to the Fund(s). The Investment Adviser will provide the services under this Agreement in accordance with each Fund’s investment

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objectives, policies, and restrictions as stated in the Prospectus and resolutions of the Trust’s Board of Trustees. The Investment Adviser further agrees that it:

(a)	will use the same skill and care in providing such services as it uses in providing services to its other accounts for which it has investment responsibilities;

(b)	will conform with all applicable Rules and Regulations of the Commission under the 1940 Act and, in addition, will conduct its activities under this Agreement in accordance with any applicable regulations of any governmental authority pertaining to the investment advisory activities of the Investment Adviser;

(c)	will place or cause to be placed orders for a Fund either directly with the issuer or with any broker or dealer. In placing orders with brokers and dealers, the Investment Adviser will attempt to obtain prompt execution of orders in an effective manner at the most favorable price. Consistent with this obligation and to the extent permitted by the Securities Exchange Act of 1934, as amended, (the “Exchange Act”), and the 1940 Act, when the execution and price offered by two or more brokers or dealers are comparable, the Investment Adviser may, in its discretion, purchase and sell portfolio securities to and from brokers and dealers who provide the Investment Adviser with research advice and other services; however, a broker’s or dealer’s sale or promotion of Fund shares shall not be a factor considered by the Investment Adviser or its personnel responsible for selecting brokers or dealers to effect securities transactions on behalf of the Fund(s), nor shall the Investment Adviser enter into any agreement or understanding under which it will direct brokerage transactions or revenue generated by those transactions to brokers or dealers to pay for distribution of Fund shares. In no instance will portfolio securities be purchased from or sold to the Trust’s principal underwriter, the Investment Adviser, or any affiliated person of the Trust, the Trust’s principal underwriter, or the Investment Adviser, except to the extent permitted by the 1940 Act and the Commission;

(d)	will maintain all books and records with respect to the securities transactions of the Fund(s) and will furnish the Trust’s Board of Trustees with such periodic and special reports as the Board may request; and

(e)	will treat confidentially and as proprietary information of the Trust all records and other information relative to the Trust and the Fund(s), including a Fund’s portfolio holdings, and prior, present, or potential shareholders, and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld where the Investment Adviser may be exposed to civil or criminal contempt proceedings for failure to comply when requested to divulge such information by duly constituted authorities, or when so requested by the Trust.

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The Investment Adviser may, subject to the approval of the Trust’s Board of Trustees, appoint a sub-adviser to provide the services contemplated hereunder; provided, however, that the Investment Adviser shall not be relieved of any of its obligations under this Agreement by the appointment of such sub-adviser and provided further, that the Investment Adviser shall be responsible, to the extent provided in Section 13 hereof for all acts of such sub-adviser as if such acts were its own.

5.	Management Authority. Subject always to the terms of this Agreement, the Investment Adviser shall have full power and discretionary authority for the Fund(s) and in the name of the Trust as its agent to:

(a)	open and close accounts, including prime brokerage accounts, and select and place orders with reputable banks, members of a national securities exchange, brokers and dealers, and others selected by the Investment Manager in accordance with the provisions of this Section 5 to purchase, sell, and otherwise trade in or deal with any Investment or other asset;

(b)	instruct the custodian to deliver investments or other assets sold, exchanged, or otherwise disposed of for the Trust and to pay cash for investments or other assets delivered to the custodian upon the acquisition of such investments or other assets, or otherwise to instruct the custodian to deliver Investments or other assets in connection with any investment transaction for the Trust;

(c)	invest and reinvest all or any part of the Fund(s) including by effecting or instructing the custodian to effect the exercise of any option, privilege, or right, or the tender, exchange, conversion, or other transactions with respect to any Investment or asset held in the Fund(s);

(d)	vote proxies received with respect to investments held in the Fund(s) in accordance with Section 9 of this Agreement;

(e)	give its instructions to the custodian through any means that has been agreed to by the custodian;

(f)	consult with legal counsel concerning any question which may arise with reference to its duties under this Agreement; and

(g)	generally to perform any other act necessary to enable the Investment Adviser to carry out its obligations under this Agreement provided that in no event shall the Investment Adviser have any authority to take or maintain possession of cash, Investments, or any other assets of the Trust or to issue instructions to the custodian to deliver or pay the Investment Adviser any cash, investments, or other assets in payment of fees or otherwise.

6.	Brokerage:

(a)	When placing orders for the Fund(s) with brokers and dealers, the Investment Adviser’s primary objective will be to obtain best execution available for the Trust. The Investment Adviser will comply with its Order Execution Policy, a copy of which was delivered to the Trust pursuant to Section 3.

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(b)	The Trust authorizes the Investment Adviser, in its discretion, to bunch or aggregate orders for the Trust with orders of other clients and to allocate the aggregate amount of the relevant investment among such accounts (including accounts in which the Investment Adviser, its affiliates and/or their personnel have beneficial interests) in the manner in which the Investment Adviser shall determine appropriate and may, in accordance with applicable laws or rules of any exchange or regulatory or self-regulatory organization, when placing orders with brokers and dealers, give permission for such brokers and dealers to trade along with or ahead of the client order. When portfolio decisions are made on an aggregated basis, the Investment Adviser may, in its discretion, place a large order to purchase or sell a particular Investment for the Trust and the accounts of several other clients. The Trust understands that because of prevailing trading activity, it may not be possible to receive the same price or execution on the entire volume of securities purchased or sold. When this occurs, the various prices may be averaged and the Fund(s) will be charged or credited with the average price. The effect of the aggregation may operate on some occasions to the Trust’s disadvantage. The Investment Adviser is not required to bunch or aggregate orders.

(c)	The Investment Adviser may effect transactions that cause the Trust to pay a commission in excess of the commission another broker would have charged for effecting such transaction, provided that such transaction is effected in compliance with Section 28(e) of the Exchange Act, and provided that the Investment Adviser determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage and research services provided by the broker utilized by the Investment Adviser, viewed in terms of either the specific transaction or the Investment Adviser’s overall responsibility to the accounts for which the Investment Adviser exercises investment discretion and provided further that the commission is reasonable in relation to the benefits received by such accounts.

(d)

Subject to the provisions of the 1940 Act, the Investment Adviser and its affiliates may execute cross transactions with clients, funds and accounts managed by the Investment Adviser or its affiliates (collectively “Cross Transactions”) for the Fund(s) where the Investment Adviser believes such transactions are in the best interests of the Trust (for example, to avoid price movements that may be created by a market transaction). Cross Transactions are inter-account transactions that may be effected by the Investment Adviser or its affiliates acting for both the Trust and the counterparty to the transaction. The Trust should note that the Investment Adviser has a potentially conflicting division of loyalties and responsibilities regarding both parties to Cross Transactions. The Trust understands that the authority of the Investment Adviser to execute Cross Transactions for the Fund(s) hereunder is terminable at will without penalty, effective upon receipt by the Investment Adviser of written notice from the Trust. Such authorization will continue until notice of termination is received by the Investment Adviser hereunder, but a failure to terminate such authorization after

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consummation of any Cross Transaction will not constitute a waiver of the Trust’s right to terminate such authorization in the future.

7.	Services Not Exclusive. The investment management services furnished by the Investment Adviser hereunder are not to be deemed exclusive, and the Investment Adviser shall be free to furnish similar services to others so long as its services under this Agreement are not impaired thereby.

8.	Reports. The Investment Adviser will submit such periodic reports to the Trust regarding the Investment Adviser’s activities hereunder as the Trust may reasonably request.

9.	Proxies. The voting of proxies for the Trust will be as set forth in the Investment Adviser’s Proxy Policy, a copy of which was delivered to the Trust pursuant to Section 3.

10.	Books and Records. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Investment Adviser hereby agrees that all records which it maintains for the Fund(s) are the property of the Trust and further agrees to surrender promptly to the Trust any of such records upon the Trust’s request. The Investment Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under the 1940 Act.

11.	Expenses. During the term of this Agreement, the Investment Adviser will pay all expenses incurred by it in connection with its activities under this Agreement (including costs and expenses relating to office space, furnishings, equipment and personnel required by it in relation thereto) other than the cost of securities (including brokerage commissions, if any, taxes, borrowing costs (such as dividend expenses on securities sold short and interest)) purchased for the Fund. The Investment Adviser shall not be obligated under this Agreement to pay expenses of or for the Trust or any Fund not expressly assumed by the Investment Adviser in this Section 11 or as the Investment Adviser may voluntarily assume by separate written agreement.

12.	Compensation. For the services provided and the expenses assumed pursuant to this Agreement, the Fund(s) will pay the Investment Adviser and the Investment Adviser will accept as full compensation therefor a fee as set forth on Schedule A hereto (“Management Fee”). The obligation of the Fund(s) to pay the Management Fee to the Investment Adviser will begin as of the date of the initial public sale of shares in the Fund(s). The Management Fee attributable to a Fund shall be the obligation of that particular Fund and not of any other Fund.

13.	Limitation of Liability.

(a)

The Investment Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the performance of this Agreement, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services or a loss resulting from willful misfeasance, bad faith or gross negligence on the part of the Investment Adviser

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in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement.

(b)	The Investment Adviser shall remain liable for the acts or omissions of persons to whom it may delegate any critical or important operational functions or any relevant services and activities (both as interpreted in accordance with the Commission Rules) to be provided under this Agreement. The Investment Adviser will act in good faith and with reasonable skill and care in the selection, use and monitoring of any of its delegates.

14.	Duration and Termination.

(a)	This Agreement will become effective with respect to each Fund listed on Schedule A as of the date first written above (or, if a particular Fund is not in existence on that date, on the date a registration statement relating to that Fund becomes effective with the Commission), provided that it shall have been approved by vote of a majority of the outstanding voting securities of such Fund, in accordance with the requirements under the 1940 Act, and, unless sooner terminated as provided herein, shall continue in effect for a period of two years from the date of this Agreement. Thereafter, if not terminated, this Agreement shall continue in effect as to a particular Fund for successive one-year terms, provided that such continuance is specifically approved at least annually (a) by the vote of a majority of those members of the Trust’s Board of Trustees who are not parties to this Agreement or interested persons of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the vote of a majority of the Trust’s Board of Trustees, or by the vote of a majority of all votes attributable to the outstanding shares of such Fund.

(b)	Notwithstanding the foregoing, this Agreement may be terminated by either party as to a particular Fund at any time on 60 days’ written notice. Termination by the Trust must be approved by vote of the Trust’s Board of Trustees or by vote of a majority of the outstanding voting securities of such Fund. Any termination of this Agreement will be without payment of any penalty by the Trust.

(c)	This Agreement will immediately terminate:

i)	If the Investment Adviser ceases to be authorized by the FSA or registered with the Commission; or

ii)	in the event of its assignment.

(d)	Upon termination, the Trust shall pay any fees due to the Investment Adviser pro rata to the date of termination.

(e)	Sections 11, 12, 13, 17, and this Section 14 shall survive any termination or expiration of this Agreement and the dissolution, termination and winding up of the Trust.

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(f)	As used in this Agreement, the terms “majority of the outstanding voting securities”, “interested persons” and “assignment” shall have the same meanings as ascribed to such terms in the 1940 Act.

15.	Investment Adviser’s Representations. The Investment Adviser hereby represents and warrants that it is willing and possesses all requisite legal authority to provide the services contemplated by this Agreement without violation of applicable law and regulations.

16.	Use of Name. The Trust and the Investment Adviser acknowledge that all rights to the name “Advisers Investment Trust” or any variation thereof belong to the Trust. The Trust and the Investment Adviser acknowledge that all rights to the name “Independent Franchise Partners US Equity Fund” or any variation thereof belong to the Investment Adviser and that the Trust is being granted a limited license to use “Independent Franchise Partners US Equity Fund” in its name, in the name of any of the Funds or in the name of any class of shares. In the event that the Investment Adviser ceases to be an adviser to the Trust, the Trust’s right to the use of the name “Independent Franchise Partners US Equity Fund” shall automatically cease on the ninetieth day following the termination of this Agreement. The right to “Independent Franchise Partners US Equity Fund” may also be withdrawn by the Investment Adviser during the term of this Agreement upon ninety (90) days written notice by the Investment Adviser to the Trust. Nothing contained herein shall impair or diminish in any respect, the Investment Adviser’s right to use the name “Independent Franchise Partners US Equity Fund” in the name of, or in connection with, any other business enterprises with which the Adviser is or may become associated. There is no charge to the Trust for the right to use this name.

17.	Confidentiality. Without the prior consent of the other party, no party shall disclose Confidential Information (as defined below) of any other party received in connection with the services provided under this Agreement. The receiving party shall use the same degree of care as it uses to protect its own confidential information of like nature, but no less than a reasonable degree of care, to maintain in confidence the Confidential Information of the disclosing party. The foregoing provisions shall not apply to any information that (i) is, at the time of disclosure, or thereafter becomes, part of the public domain through a source other than the receiving party, (ii) is subsequently learned from a third party that, to the knowledge of the receiving party, is not under an obligation of confidentiality to the disclosing party, (iii) was known to the receiving party at the time of disclosure, or (iv) is generated independently by the receiving party, or (v) is disclosed pursuant to applicable law, subpoena, applicable professional standards, request of a governmental or regulatory agency, or other process after reasonable notice to the other party. The parties further agree that a breach of this provision would irreparably damage the other party and accordingly agree that each of them is entitled, in addition to all other remedies at law or in equity, to an injunction or injunctions without bond or other security to prevent breaches of this provision.

For the purpose of this Agreement, Confidential Information shall mean NPPI (as defined below), any information identified by either party as “Confidential” and/or “Proprietary”

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or which, under all of the circumstances, ought reasonably to be treated as confidential and/or proprietary, or any nonpublic information obtained hereunder concerning the other party.

Nonpublic personal information relating to shareholders of the Trust (“NPPI”) provided by, or at the direction of, the Trust to the Adviser, or collected or retained by the Investment Adviser in the course of performing its duties and responsibilities under this Agreement, shall remain the sole property of the Trust. The Investment Adviser shall not give, sell or in any way transfer such Confidential Information to any person or entity, other than affiliates of the Investment Adviser except in connection with the performance of the Investment Adviser’s duties and responsibilities under this Agreement, at the direction of the Trust or as required or permitted by law (including applicable anti-money laundering laws). The Investment Adviser represents, warrants and agrees that it has in place and will maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of records and information relating to shareholders of the Trust. The Investment Adviser represents to the Trust that it has adopted a statement of its privacy policies and practices as required by Regulation S-P and agrees to provide the Trust with a copy of that statement annually.

The parties agree to comply with any and all regulations promulgated by the Securities and Exchange Commission or other applicable laws regarding the confidentiality of shareholder information.

The provisions of this Section shall survive the termination of this Agreement.

18.	Amendment of this Agreement. No provision of this Agreement may be changed, waived, discharged or terminated orally, and no amendment of this Agreement shall be effective until approved by the Board, including a majority of the trustees who are not interested persons of the Adviser or of the Trust, cast in person at a meeting called for the purpose of voting on such approval, and (if required under interpretations of the 1940 Act by the Commission or its staff) by vote of the holders of a majority of the outstanding voting securities of the Fund to which the amendment relates.

19.	Governing Law and Dispute Resolution in Ohio.

(a)

In the event of a dispute arising out of or relating to this contract, including any question regarding its existence, validity, breach or termination (each, a “Dispute”), the parties shall in the first instance seek, in good faith, to settle that Dispute by mediation administered by the American Arbitration Association (“AAA”) under its Commercial Mediation Procedures in existence on the date of this contract, before resorting to arbitration as provided in clauses 19(b) – 19(h) below. Either party may initiate mediation of a Dispute by filing a request for mediation with the AAA Ohio Regional Office or by filing a request for mediation with AAA online via WebFile at www.adr.org. The language to be used in any mediation is English, unless otherwise agreed by both parties in writing. The mediation shall take place in Franklin County, in the Southern

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District of Ohio. Clauses 19(e)– 19(h) below also shall govern any mediation of a Dispute. The mediator shall be a person having substantial experience with and knowledge of investment management-related transactions or disputes.

(b)	After mediation pursuant to clause 19(a) above, any unresolved controversy or claim arising from or relating to this contract or breach thereof shall be settled by arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules in existence on the date of this contract (the “Rules”), except as otherwise provided herein. If all parties to the dispute agree, a mediator involved in the parties’ mediation may be asked to serve as the arbitrator.

(c)	A party may not file a Demand for Arbitration with respect to a Dispute until after one of the following two conditions is satisfied (or the parties shall have otherwise agreed in writing):

(i)	60 days have passed from the receipt by AAA of a request for mediation of the Dispute, or

(ii)	the mediator of the Dispute has made a written or verbal declaration to the parties that further efforts at mediation would not contribute to a resolution of the parties’ dispute,

(d)	Furthermore:

(i)	all arbitration proceedings must be conducted in English;

(ii)	the seat of arbitration will be Franklin County, Southern District of Ohio; and

(iii)	the number of arbitrators shall be three

Each arbitrator shall be selected from a panel of persons having substantial experience with and knowledge of investment management-related transactions or disputes. At least one of the arbitrators selected from the panel will be an attorney duly admitted and licensed to practice law, a retired attorney who otherwise has such qualifications as agreed upon by the parties, or a retired judge.

(e)	The parties agree that the following must be kept confidential:

(i)	the existence of any Dispute;

(ii)	the parties’ attempts to resolve the Dispute by mediation or arbitration;

(iii)	any documents which are created or produced in the course of any Dispute (including the mediation and arbitration thereof); and

(iv)	any award, decision, agreement or compromise made as a consequence of any Dispute, except to the extent required to judicially enforce any of the foregoing documents in this subclause (d).

(f)	Parties may disclose information or documents detailed in clause 19.5 only to expert advisers and insurers who have agreed with the party to keep matters confidential, and as otherwise provided for by law.

(g)

Any mediator or arbitrators shall apply the substantive law of the State of Ohio, without regard to conflicts-of-law principles, to any Dispute. The arbitrators will have no authority to award punitive, consequential, or other damages not measured by the prevailing party’s actual damages, except as may be required by

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statute. Any award in an arbitration initiated under this Section 19 shall be limited to monetary damages and shall include no injunction or direction to any party other than the direction to pay a monetary amount. The parties shall each cover its own respective costs and fees “Costs and fees” mean all reasonable pre-award expenses of the arbitration, including the arbitrators’ fees, administrative fees, travel expenses, out-of-pocket expenses such as copying and telephone, court costs, witness fees, and attorneys’ fees.

(h)	The parties hereby irrevocably: (i) submit to the exclusive jurisdiction of the state or federal courts in Ohio, in connection with any action or other proceeding to enforce or interpret the provisions of this Section 19; (ii) waive any objection (however asserted) to the jurisdiction or venue of such courts in any such action or proceeding, and any objection (however asserted) based upon forum non conveniens or any similar doctrine, and (iii) agree to service of process in any such action or proceeding by delivery to such party at its address listed for the giving of written notice in Section 16, by internationally-recognized overnight delivery service, charges prepaid, in addition to any other method of service of process permitted by applicable law. Notwithstanding the immediately preceding sentence, (i) a party may commence an action or proceeding in any jurisdiction to enforce an order or judgment entered by one of the courts described in such sentence and (ii) judgment on the award rendered by the arbitrators in any Dispute may be entered in any court having jurisdiction thereof. In lieu of maintaining a registered agent for service of process in the United States, the Investment Manager agrees that it will accept service of process at its offices in London.

20.	Miscellaneous. A copy of the Agreement and Declaration of Trust establishing the Trust is on file with the Secretary of State of Ohio, and notice is hereby given that this Agreement is executed by the Trust on behalf of the Fund(s) by an officer of the Trust as an officer and not individually and that the obligations of or arising out of this Agreement are not binding upon any of the Trustees, officers or shareholders individually but are binding only upon the assets and property belonging to the Trust.

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IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

Advisers Investment Trust

By: /s/ Dina Tantra
Name: Dina Tantra
Title: President

Independent Franchise Partners, LLP

By: /s/ John Kelly-Jones
Name: John Kelly-Jones
Title: Member

2nd signatory
Independent Franchise Partners, LLP

By: /s/ Hassan Elmasry
Name: Hassan Elmasry
Title: Member

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DATED: March 10, 2016

SCHEDULE A

TO THE

INVESTMENT ADVISORY AGREEMENT

BETWEEN ADVISERS INVESTMENT TRUST

AND

INDEPENDENT FRANCHISE PARTNERS, LLP

Name of Fund	Compensation
Independent Franchise Partners US Equity Fund	Annual rate, based on the average daily net asset value of the Fund, as described below in the section titled “Management Fees”.

Management Fees

In consideration of its investment management services, the Investment Adviser will be paid a quarterly fee which will be calculated as set out below (the “Management Fee”).

1.	The Management Fee will be calculated and paid by the financial administrator after each month-end period. The Management Fee will be based on the average daily net assets of the Fund, as determined by the Fund Accountant during the month. The Fee shall be pro-rated on a daily basis when the Fund is under the management of the Investment Adviser for a portion of any month.

2.	The Management Fee will be calculated at a rate of 88bps per annum with a discount applied by the Investment Adviser as determined by the total value of the assets under management of the Investment Adviser and any associate as calculated at the beginning of each calendar quarter by the administrator of the Investment Adviser (“AUM”) and at the rates set out below. The scale discount applies to combined total assets above US$1 billion and will steadily reduce the effective overall annual fee from 88bps to 68bps when combined total assets reach US$5 billion.

The operation of the discount on the standard 88bps fee is illustrated in the table below.

Combined Global/ US Franchise Asset Ranges	Scale Discount for Assets in each Range	Net Fee for Assets in each Range after Discount	Effective Overall Annual Fee (*)
First US$1 billion	—	88bps		88bps
US$1 – 2 billion	10bps	78bps	at US$	2bn - 83bps

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US$2 – 3 billion	20bps	68bps	at US$	3bn - 78bps
US$3 – 4 billion	30bps	58bps	at US$	4bn - 73bps
US$4 – 5 billion	40bps	48bps	at US$	5bn - 68bps
Above US$5 billion	—	—		68bps

(*)	For purposes of calculating the discount, total assets and the corresponding effective annual fee to be applied throughout each quarter are calculated at the start of the quarter

3.	The Management Fee will be paid in U.S. Dollars and will be distributed by the financial administrator.

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